Exhibit 6.6

AMENDED AND RESTATED ENGAGEMENT AGREEMENT

This Amended and Restated Engagement Agreement (this “Agreement”) is effective as of January 25th, 2023 (the “Effective Date”) by and among, RYSE Inc. (“Issuer”), and OpenDeal Broker LLC dba the Capital R (“ODB”), a New York limited liability company. Issuer and ODB are hereby referred to collectively as the “Parties” or individually as a “Party”. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Parties regarding the services contemplated to be provided by ODB herein.

RECITALS

WHEREAS, ODB is a FINRA registered private placement broker-dealer;

WHEREAS, Issuer intends to issue certain securities in compliance with the Securities Act including, but not limited to, exemptions from registration under the Securities Act, such as Rule 506(b), 506(c), Regulation S, and Regulation A/A+ to the extent described on Schedule A (“Private Security(ies)”); and

WHEREAS, Issuer wishes to engage ODB, and ODB wishes to accept such engagement, to host the offering(s) of the Private Securities (each an “Offering” and if multiple, collectively the “Offerings”) and to perform related services with respect thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

1	DEFINITIONS

1.1	“Action” shall have the meaning set forth in Section 7.2 of this Agreement.

1.2	“Affiliate” means any person that is directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, one of the Parties hereto. For purposes of this definition, “Control” shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management, policies, and operations of a person, whether through ownership of voting securities, by contract, or otherwise.

1.3	“Books and Records” shall have the meaning set forth in Schedule B-1.

1.4	“Branding” means trademarks, service marks, domain names, logos, links, navigation, and other indicators of origin.

1.5	“Content” means any or all text, images, video, audio, graphics, and other data, products, materials, services, text, pointers, technology, code, language, functions, and software, including Branding.

1.6	“Close” and “Closing” means the time at which the terms of the Offering are met for any Subscriber and the investment is deemed accepted and irrevocable.

1.7	“Disclosing Party” shall have the meaning set forth in Section 5.1.

1.8	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.9	“Escrow Agent” means either a (i) registered broker or dealer that carries customer or broker or dealer accounts and holds funds or securities for those persons; or (ii) bank or credit union (where such credit union is insured by National Credit Union Administration) that has agreed in writing either to hold the funds in escrow for the persons who have the beneficial interests therein and to transmit or return such funds directly to the persons entitled thereto when so directed by ODB, or to maintain a bank or credit union account (or accounts) for the exclusive benefit of investors and the issuer.

1.10	“Fees” shall have the meaning set forth in Section 3.1 of this Agreement.

1.11	“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor thereto.

1.12	“Investor(s)” means persons who subscribe to Issuer’s Offering and a Closing on such Offering occurs.

1.13	“Issuer Branding” means all Branding (other than from ODB) used by Issuer and includes any Branding provided by Issuer to ODB for use on the Private Placements Platform .

1.14	“Issuer Content” means the Content owned by, licensed for use by, or otherwise permitted to be used by Issuer in any manner, which for the avoidance of doubt shall in no event include ODB Content.

1.15	“Issuer Indemnified Parties” shall have the meaning set forth in Section 7.3 of this Agreement.

1.16	“Issuer Name” means, and includes, the name of Issuer or any of its Affiliates, or the name of any member, stockholder, partner, manager, or employee of Issuer or any of its Affiliates, or any trade name, trademark, logo, service mark, symbol or any abbreviation, contraction, or simulation thereof owned or used by Issuer or any of its Affiliates.

1.17	“Issuer Site” means those internet sites as set forth on Schedule A maintained by the Issuer or an Affiliate of the Issuer for the purpose of offering the Private Securities.

1.18	“Law” or “Legal Requirement” means any statute, law, ordinance, rule, or regulation, or any order, judgment, directions, guidance or plan, of any court, arbitrator, department, agency, authority, instrumentality, or other body, whether federal, state, municipal, foreign, self-regulatory, or other that governs the activities of either of the Parties.

1.19	“Losses” shall have the meaning set forth in Section 7.2 of this Agreement.

1.20	“Material” means information that a reasonable Investor would consider important in deciding whether or not to purchase the Private Securities.

1.21	“ODB Branding” means all Branding (other than from Issuer) used by ODB and includes any Branding provided by ODB to Issuer for use on the Issuer Site.

1.22	“ODB Content” means the Content owned by, licensed for use by, or otherwise permitted to be used by ODB in any manner, which for the avoidance of doubt shall in no event include Issuer Content.

1.23	“ODB Indemnified Parties” shall have the meaning set forth in Section 7.2 of this Agreement.

1.24	“ODB Name” means, and includes, the name of ODB or any of its Affiliates, or the name of any member, stockholder, partner, manager, or employee of ODB or any of its Affiliates, or any trade name, trademark, logo, service mark, symbol or any abbreviation, contraction, or simulation thereof owned or used by ODB or any of its Affiliates.

1.25	“Offering” means the offering, pursuant to a registration statement or an offering statement under the Securities Act or an exemption therefrom, of Private Securities to Investors.

1.26	“Private Placements Platform” means such technology owned, operated, or made available by ODB, or an Affiliate of ODB, for Issuer’s use in the Offering on the website located at https://republic.co.

1.27	“Private Security(ies)” shall have the meaning set forth in the Recitals. This definition does not restrict the Parties to expand the scope of securities that may also include various public offerings.

1.28	“SEC” means the U.S. Securities and Exchange Commission.

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1.29	“Securities Act” means the Securities Act of 1933, as amended.

1.30	“Services” shall have the meaning set forth in Section 2.1 of this Agreement.

1.31	“Subscriber” means a prospective Investor that has not been Closed upon. Subscriber may be used interchangeably with “Investor” in this Agreement.

1.32	“Term” shall have the meaning set forth in Section 8.1 of this Agreement.

2	INTRODUCED CUSTODIAL AND RELATED SERVICES

2.1	Offering Listing and Broker-Dealer Services. ODB shall provide a landing page to Issuer’s Offering on the Private Placements Platform and shall perform related services, including broker-dealer services, with respect to the Issuer to the extent explicitly contemplated by specific provisions contained in Schedule B-1 of this Agreement, and shall not be responsible for any duties or obligations not specifically allocated to ODB pursuant to this Agreement, which services shall be contingent upon Issuer meeting its obligations as outlined in this Agreement including Schedule B-2, and as limited by Schedule C of this Agreement (the “Services”). ODB may also, in its sole discretion, take such actions as it deems reasonably necessary to perform due diligence or investigation with respect to the Issuer and/or any Offering at any time and from time to time.

2.2	Reserved.

2.3	Modifications to ODB Systems, Platforms and Operations. ODB upgrades and enhances its platform and amends, modifies, and changes its operations and procedures on a consistent basis. ODB reserves the right, therefore, in its sole discretion, to change or modify the Private Placements Platform at any time and from time to time.

2.4	No Discretionary Authority. Unless and only to the extent specifically described in any separate agreement between ODB and the Issuer: (a) ODB shall, at all times, act solely in a passive, non-discretionary capacity with respect to the Issuer and each Investor and shall not be responsible or liable for any investment decisions or recommendations with respect to the purchase or disposition of any Private Security or other assets; (b) ODB shall not be responsible for questioning, investigating, analyzing, monitoring, or otherwise evaluating any of the investment decisions of any Investor or reviewing the prudence, merits, viability, or suitability of any investment decision made by any Investor, including the decision to purchase or hold the Private Securities or such other investment decisions or direction that may be provided by any individual or entity with authority over the relevant Investor; and (c) ODB shall not be responsible for directing investments or determining whether any investment by an Investor or any person or entity with authority to make investment decisions on Investor’s behalf is acceptable under applicable Law.

However, ODB reserves the right to perform due diligence on and review suitability of each investor as required by regulation. Additionally, ODB reserves the right to deny or oppose the transaction if ODB, in its sole discretion, believes or has reason to believe that the investment is unsuitable for the investor, or if ODB believes or has reason to believe that the investor violated or may violate securities or anti-money laundering laws, and the Issuer shall indemnify ODB for any such action taken by ODB.

2.5	Offering Terms. ODB will provide the Services in conformance with the terms of the Offering, including providing the Services in conjunction with (i) an Escrow Agent or (ii) another third party mutually agreed to by the Parties associated with such Offering.

3	FEES

3.1	Fees. Issuer shall pay to ODB the fees specified in Schedule D to this Agreement (collectively, “Fees”). Issuer agrees to pay any invoice provided by ODB within seven (7) calendar days of receipt and understands that failure to make timely payment may result in the Services being suspended, discontinued or withdrawn.

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4	NAMES, BRANDS, WEBSITES AND CONTENT

4.1	Use of ODB Name, ODB Branding and ODB Content. Issuer shall not, and shall cause its representatives not to, without the prior written consent of ODB: (a) use in advertising, publicity, or otherwise any ODB Name, ODB Branding, or ODB Content, or (b) represent, directly or indirectly, that Issuer, any Affiliate of Issuer, or any representative of Issuer or the Private Securities have been approved, endorsed, or recommended by ODB or any of its Affiliates. In addition, all use of the ODB Name, ODB Branding, or ODB Content and all descriptive materials about the Services used by the Issuer on the Issuer Site or elsewhere, must be reviewed and approved by ODB, as to appearance, substance, and placement, prior to use by Issuer. ODB may also require a “jump” or other interstitial page in connection with any links or references to ODB or any of its websites or otherwise if deemed necessary by ODB to ensure clear demarcation between any websites or content of ODB and any websites or content of Issuer. Issuer understands that any breach hereof may also cause a breach of Law, and Issuer will be liable hereunder for any failure to obtain such prior approval or otherwise comply with these provisions.

4.2	Use of Issuer Name, Issuer Branding, and Issuer Content. ODB shall not, and shall cause its representatives not to, without the prior written consent of Issuer use in advertising, publicity, or otherwise any Issuer Name, Issuer Branding, or Issuer Content. In addition, all use of the Issuer Name, Issuer Branding, or Issuer Content on the Private Placements Platform must be reviewed and approved by Issuer, as to appearance, substance, and placement, prior to use by ODB. Issuer may also require a “jump” or other interstitial page in connection with any links or references to Issuer or any of its websites or otherwise to ensure clear demarcation between any websites or content of Issuer and any websites or content of ODB. ODB understands that any breach hereof may also cause a breach of Law, and ODB will be liable hereunder for any failure to obtain such prior approval or otherwise comply with these provisions.

4.3	No Responsibility for Issuer Site or Issuer Content. ODB is not preparing, endorsing, adopting, reviewing, or approving in any way the Issuer Site or Issuer Content or any offering material, including any offering memorandum, or any other materials of any kind prepared by Issuer or on behalf of Issuer (even if prepared by ODB on behalf of Issuer) wherever it may appear, except to the extent that the Issuer Site, Issuer Content, or other material specifically references ODB, and has been approved by ODB in writing, and then only to the limited extent of such reference. Notwithstanding the foregoing, in the event any of the information Issuer provided on or through the Issuer Site, in Issuer Content, offering materials, or otherwise, proves incorrect, outdated, or otherwise materially deficient, Issuer shall notify ODB within twenty-four (24) hours of gaining knowledge of such occurrence and work in good faith to amend the Issuer Site, Issuer Content, offering materials, and the like to the Parties’ mutual satisfaction.

4.4	No License of Intellectual Property. No license or grant of any intellectual property of any nature whatsoever, including any Branding or Content, or any data, business method, patents or applications thereof, or similar material shall be deemed granted, licensed, or otherwise from either Party (or any Affiliate thereof) to the other (or any Affiliate thereof) under this Agreement except as provided in the event of a successful Offering, ODB may use Issuer’s name and/or current logo to inform the general public of those certain clients ODB has provided Services to.

5	CONFIDENTIAL INFORMATION

5.1	Either Party or their Affiliate (in either case a “Disclosing Party”) may disclose to the other thereof (the recipient being the “Receiving Party”) certain technical or other business information that is not generally available to the public, the specific terms of this Agreement, and/or personal information relating to any person (specifically including in the case of ODB, information relating to an Investor). All such information is referred to herein as “Confidential Information”. Notwithstanding the foregoing, the Books and Records as they pertain to the Private Securities (and with the permission of the Investors with respect to any personally identifying information), will be made available to Issuer, and shall be Confidential Information as to ODB, and mayonly be used by Issuer in accordance with Law or as otherwise authorized by the Investor to whom the information pertains by affirmative or negative consent, as permitted. The Parties severally agree that before a Disclosing Party shares Confidential Information with an Affiliate, such Affiliate shall be bound by at least the same or greater confidentiality obligations with respect to the Confidential Information, and at such time as the Affiliate is bound, the Affiliate may also be considered a “Receiving Party”.

5.2	The Receiving Party agrees to use Confidential Information solely in conjunction with its performance under this Agreement, in conducting an Offering, and or as otherwise authorized by the Investor to whom the information pertains by affirmative or negative consent, as permitted, and not to disclose or otherwise use such information in any other fashion and to maintain such information with at least the standard of care it uses to protect its own Confidential Information, but in no event less than a reasonable standard of care.

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5.3	The Receiving Party will not be required to keep confidential such Confidential Information to the extent that it: (a) becomes generally available without fault on its part; (b) is already rightfully in the Receiving Party’s possession prior to its receipt from the disclosing Party; (c) is independently developed by the Receiving Party; (d) is rightfully obtained by the Receiving Party from third parties; or (e) is otherwise required to be disclosed by Law.

5.4	Information related to this Agreement shall be deemed Confidential Information, but in the event either Party wishes to disclose such information, such Party shall seek the prior written consent of the other, and such consent shall not be unreasonably withheld.

5.5	Each Party agrees not to disclose the Confidential Information without the prior written consent of the other Party, which consent shall not be unreasonably withheld, unless required by Law, including, but not limited to, regulatory or judicial requests for information (whether formal or informal), or to assert its rights under this Agreement, and except for disclosure on a “need to know basis” to its own employees, and its legal, investment, and financial advisers, other professional advisers, or others as authorized by the Investor to whom the information pertains by affirmative or negative consent, as permitted, on a confidential basis (in each case pursuant to written agreements with each such person requiring it to maintain such information as confidential to the same extent as if it were a party to this Agreement).

5.6	This Section 5 shall survive for a period of three (3) years beyond termination of this Agreement, except with respect to Confidential Information that is personal or identifying information regarding or relating to an Investor, in which case this Section 5 shall be indefinite, unless in the case of Issuer, such disclosure is authorized by the relevant Investor in connection with the Private Securities and in the case of ODB, is otherwise permitted by Law.

6	REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Mutual Representations, Warranties and Agreements. Each Party represents and warrants to the other Party that:

a.	it is duly organized and validly existing under the laws of the jurisdiction of its establishment;

b.	it has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement;

c.	it has obtained all material consents and approvals and taken all actions necessary for it to validly enter into and give effect to this Agreement and to engage in the activities contemplated and perform its obligations under this Agreement;

d.	this Agreement will, when executed, constitute lawful, valid, and binding obligations on it, enforceable in accordance with its terms;

e.	it is understood that no sale of the Private Securities shall be regarded as effective unless and until accepted by the Issuer and the Issuer reserves the right, in its sole discretion, to reject any subscription for Private Securities under a subscription agreement in whole or in part; and

f.	neither the execution and delivery of this Agreement, nor the performance by such Party of its obligations hereunder, will (i) violate any Legal Requirement; (ii) require any authorization, consent, approval, exemption or other action by or notice to any government entity; or (iii) violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under the governing documents of such Party or any contract, commitment, understanding, arrangement, agreement, or restriction of any kind or character to which such Party is a party to or by which such Party or any of its assets or properties may be bound or affected.

6.2	Issuer Representations, Warranties and Covenants. Issuer represents, warrants, and covenants to ODB that:

a.	the Private Securities are, and during the Term shall remain, registered or exempt from the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and are, and during the Term shall remain, registered or exempt from the registration requirements of any state where Issuer from time to time will offer such securities;

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b.	it will not, during the Term, either (i) act as a “broker” or “dealer” as those terms are defined under the Exchange Act or otherwise act in a capacity under any other Law that is not permitted, unless pursuant to an applicable exemption, or provide investment advice with respect to any Investor or (ii), with respect to any Investor, hold or have access to any funds or securities, or extend credit for the purpose of purchasing securities through ODB, including specifically the Private Securities; and

c.	Issuer owns the Issuer Branding, Issuer Site, and Issuer Content and/or has the right to grant the licenses and/or rights of use as contemplated by this Agreement.

6.3	ODB Representations, Warranties and Covenants. ODB represents, warrants, and covenants to Issuer that:

a.	it is, and during the term of this Agreement will remain, duly registered and in good standing as a broker- dealer with the SEC and is a member firm in good standing with FINRA;

b.	it has obtained and currently maintains all applicable state licenses and registrations necessary to perform the services described herein and to receive compensation hereunder, and, in performing such services, will comply with all applicable state laws relating to the Offering;

c.	neither ODB, nor any managing member of ODB, nor any director or executive officer of ODB, or other officer of ODB participating in the Offering, is subject to the disqualification provisions of Rule 262 of Regulation A under the Securities Act. No registered representative of ODB or any other person being compensated by or through ODB for the solicitation of investors, is subject to the disqualification provisions of Rule 262 of Regulation A; and

d.	ODB, with its Affiliates, owns the ODB Branding, Private Placements Platform, and ODB Content and/or has the right to grant the licenses and/or rights of use as contemplated by this Agreement.

6.4	Disclaimer of Warranties. THE SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS. ODB SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES FOR THE SERVICES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NEITHER ODB NOR ANY AFFILIATE OF ODB WARRANTS THAT THE SERVICE WILL MEET ISSUER’S OR ANY INVESTOR’S REQUIREMENTS OR THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE. NO ORAL OR WRITTEN INFORMATION GIVEN BY ODB OR ITS AFFILIATES SHALL CREATE ANY WARRANTIES OR IN ANY WAY INCREASE THE SCOPE OF ODB’S OBLIGATIONS HEREUNDER.

7	LIMITATIONS OF LIABILITY; INDEMNIFICATION

7.1	Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANOTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY NATURE, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF ANY PARTY AND REGARDLESS OF WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, OR ANY OTHER THEORY OFLIABILITY.

7.2	ODB Indemnification. Issuer agrees to indemnify, defend, and hold ODB and its Affiliates and their respective officers, directors, agents, and employees (each a “ODB Indemnified Party” or, collectively, “ODB Indemnified Parties”) harmless against any investigation, claim, action, or proceeding (including a regulatory inquiry, whether formal or informal, or any arbitration or court action) (“Action”) brought by an Investor, court, regulator, or self-regulatory organization asserting jurisdiction over the ODB Indemnified Party or by any other party against any ODB Indemnified Party if such Action relates to the Issuer, any Affiliate of Issuer, the Private Securities, the Offering, the marketing and advertising thereof, or that results from any action, inaction, omission, misstatement, or statement of Issuer or any person acting in connection with Issuer or on Issuer’s behalf (other than any misstatement or statement about ODB provided by ODB) arising out of or based upon (a) the Issuer Site or the offering circular, including any amended versions thereof; (b) any material breach or alleged Material breach of any of Issuer’s representations, warranties, covenants, or agreements hereunder and including any representations, warranties, covenants, or agreements contained in the Schedules to this Agreement; (c) any breach or alleged breach of confidentiality or privacy relating to Issuer’s failure or alleged failure to treat any Investor’s personal or identifying information as confidential pursuant to Section 5; and (d) infringement or misappropriation by Issuer of any third party’s property and/or intellectual property rights, including, but not limited to, patents, trademarks, copyrights, trade secrets, and publicity rights. Further, Issuer shall indemnify and defend the ODB Indemnified Parties against all expenses, fees (including reasonable attorney’s fees and other legal expenses), losses, claims, damages, demands, liabilities, judgments (including fines and settlements), costs of investigation, or responding to inquiries or otherwise (“Losses”) incurred by or levied or brought against the ODB Indemnified Parties arising out of, or related to, Actions warranting indemnification pursuant to this Section 7.2 as such Losses arise.

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Promptly after receipt by a ODB Indemnified Party of notice of any claim or the commencement of any Action with respect to which a ODB Indemnified Party is entitled to indemnity hereunder, ODB will notify Issuer in writing of such claim or of the commencement of such Action, and the Issuer, if requested by the ODB Indemnified Party, will assume the defense of such Action and will employ counsel reasonably satisfactory to the ODB Indemnified Party and will pay the fees and expenses of such counsel, provided that any failure to promptly notify Issuer shall not affect the indemnification right of a ODB Indemnified Party, except to the extent that the Issuer is materially prejudiced by such failure. Notwithstanding the preceding sentence, the ODB Indemnified Party will be entitled to employ counsel separate from counsel for the Issuer and from any other party in such action if counsel for the ODB Indemnified Party reasonably determines that it would be inappropriate or ill-advised for the same counsel to represent both Parties. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Issuer, in addition to local counsel. If the ODB Indemnified Party elects the Issuer to assume the defense of such Action, Issuer will have the exclusive right to settle the claim or proceeding, provided that Issuer will not settle any such claim or Action without the prior written consent of the ODB Indemnified Party, which consent shall not be unreasonably withheld. If the ODB Indemnified Party assumes the defense (with payment of any related costs and expenses by Issuer), the ODB Indemnified Party will have the exclusive right to settle the claim or proceeding, provided that the ODB Indemnified Party will not settle any claim or Action without the prior written consent of the Issuer, which consent shall not be unreasonably withheld.

7.3	Issuer Indemnification. ODB agrees to indemnify, defend, and hold Issuer and its Affiliates and their respective officers, directors, agents, and employees (each an “Issuer Indemnified Party” and, collectively, “Issuer Indemnified Parties”) harmless against any Action brought by an Investor, Investor, court, or regulator asserting jurisdiction over the Issuer Indemnified Party or by any other party against any Issuer Indemnified Party relating to ODB, any Affiliate of ODB or the Services, insofar as the Action arises out of or is based upon (a) any material breach or alleged Material breach of any of ODB’s representations, warranties, covenants, or agreements hereunder and including any representations, warranties, covenants, or agreements contained in the Schedules to this Agreement; and (b) infringement or misappropriation by ODB of any third party’s property and/or intellectual property rights, including, but not limited to, patents, trademarks, copyrights, trade secrets, and publicity rights. Further, ODB shall indemnify the Issuer Indemnified Parties against all Losses incurred by or levied or brought against the Issuer Indemnified Parties arising out of, or related to, Actions warranting indemnification pursuant to this Section 7.3 as such Losses arise.

Promptly after receipt by an Issuer Indemnified Party of notice of any claim or the commencement of any Action with respect to which an Issuer Indemnified Party is entitled to indemnity hereunder, Issuer will notify ODB in writing of such claim or of the commencement of such Action, and ODB, if requested by the Issuer Indemnified Party, will assume the defense of such Action and will employ counsel reasonably satisfactory to the Issuer Indemnified Party and will pay the fees and expenses of such counsel, provided that any failure to promptly notify ODB shall not affect the indemnification rights of an Issuer Indemnified Party except to the extent that ODB is materially prejudiced by such failure. Notwithstanding the preceding sentence, the Issuer Indemnified Party will be entitled to employ counsel separate from counsel for ODB and from any other party in such action if counsel for the Issuer Indemnified Party reasonably determines that it would be inappropriate or ill-advised for the same counsel to represent both Parties. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by ODB, in addition to local counsel. If the Issuer Indemnified Party elects ODB to assume the defense of such Action, ODB will have the exclusive right to settle the claim or proceeding, provided that ODB will not settle any such claim or Action without the prior written consent of the Issuer Indemnified Party, which consent shall not be unreasonably withheld. If the Issuer Indemnified Party assumes the defense (with payment of any related costs and expenses by ODB), the Issuer Indemnified Party will have the exclusive right to settle the claim or proceeding, provided that the Issuer Indemnified Party will not settle any claim or Action without the prior written consent of ODB, whichconsent shall not be unreasonably withheld, delayed, or conditioned.

7.4	No Claim Preclusion. Nothing in this Section shall be construed to preclude either Party from making any claim against the other arising out of a failure to perform obligations under this Agreement. Neither Party shall be precluded from claiming or commencing an action for contribution to any amounts the other may be required or otherwise agreed to be paid to an Investor or other third party, including a regulator, with jurisdiction over the Services.

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8           TERM AND TERMINATION

8.1	Term. This Agreement shall be effective on the Effective Date and continue in force until the later of (i) so long as the Private Securities remain on the Private Placements Platform (for the avoidance of doubt, the time at which the Private Securities Offering concludes due to a successful, unsuccessful or withdrawn Offering shall be the time at which the Private Securities no longer remain on the Private Placements Platform) or (ii) all fees due to ODB pursuant to Section 3 have been remitted in full (the “Term”), unless otherwise terminated pursuant to the provisions of this Section 8. For the avoidance of doubt, an Offering’s failure to meet its terms shall constitute the time at which ODB may elect, without recourse, to remove the Private Securities from the Private Placements Platform.

8.2	Termination Without Cause. This Agreement may be terminated without cause by either Party, upon thirty (30) days prior written notice, provided that such termination notice may not be given until at least ninety (90) days after the launch of the Offering on the Private Placement Platform.

8.3	Termination for Regulatory, Legal, Reputational, or Other Risks.

a.	In the event that any due diligence or investigation results in findings that would pose regulatory, legal, reputational, or other risks to ODB, ODB shall provide Issuer notice of such risks and a reasonable opportunity to cure them. If the risks are not addressed or cured to ODB’s reasonable satisfaction, ODB may terminate this Agreement.

b.	In ODB’s sole discretion, if the risks described in 8.3(a) are of sufficient size, significance, or immediacy that a delay in termination of this Agreement would be inappropriate, ODB may terminate this Agreement immediately.

8.4	Termination for Cause or Insolvency. Either Party may terminate this Agreement immediately if the other Party:

a.	is in breach of any material obligation herein or in the Schedules attached to this Agreement, and (i) such breach is incapable of being cured, or (ii) if such breach is capable of cure, such breach is not cured within thirty (30) days after receipt of written notice of such breach from the non-breaching Party, or within such additional cure period as the non-breaching Party may authorize;

b.	voluntarily or involuntarily becomes the subject of a petition in bankruptcy or of any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors;

c.	admits in writing its inability to pay its debts as they become due;

d.	fails to provide notice and take corrective action, as specified in Section 4.3.

8.5	Termination for Force Majeure. In the event of a force majeure that lasts longer than thirty (30) days from the date that a Party claiming relief due to the force majeure event gives notice to the other Party, the Party not claiming relief under the force majeure event may terminate this Agreement upon written notice to the other Party. For the avoidance of doubt, the COVID-19 pandemic does not constitute a force majeure event.

8.6	Compliance with Laws. If at any point during the Term, either Party’s performance under this Agreement conflicts or threatens to conflict with any Legal Requirement, such Party may suspend performance under this Agreement and negotiate in good faith to amend this Agreement so that each Party’s performance hereunder complies with such Legal Requirement. If after thirty (30) days, the Parties are unable to agree on a mutually acceptable amendment, either Party may immediately terminate this Agreement upon written notice to the other Party.

8.7	Actions Upon Termination. Upon the termination of this Agreement, Issuer shall remove all references to any ODB Name, ODB Branding, and ODB Content from the Issuer Site or Issuer Content and shall terminate all links on the Issuer Site to any Private Placements Platform. ODB shall remove all references to Issuer Name, Issuer Branding, and Issuer Content and shall terminate all links on the Private Placements Platform to any Issuer Site. Each Party shall promptly return all Confidential Information, documents, manuals, and other materials stored in any form or media (including, but not limited to, electronic copies) belonging to the other Party, except as may be otherwise provided in this Agreement or required by Law.

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8.8	Termination Fee. Termination Fees are set forth in Schedule D.

8.9	Cooperation. In all events, if there are one or more Investors at the time of termination, the Parties will cooperate in planning and implementing an orderly transition of the custody of the Private Securities to such person designated by the Issuer authorized under applicable Law to assume custody of the securities, or to the Issuer itself if it is authorized to hold such securities in custody, or to such other person selected by ODB if Issuer does not so select such person within a reasonable period, but not to exceed ninety (90) days. In all events, Issuer shall pay the reasonable costs of such transition. As part of such a transition, the Parties agree to seek the affirmative or negative consent of Investors to the sharing of Confidential Information necessary for their transition.

9	ARBITRATION

9.1	Arbitration Proceedings Disclosure. The Parties hereby agree that any controversy under or in connection with this Agreement will be subject to arbitration and agree and acknowledge the following with respect to arbitration proceedings:

a.	Arbitration is final and binding on the Parties;

b.	The Parties are waiving their right to seek remedies in court, including the right to a jury trial;

c.	Pre-arbitration discovery generally is more limited than and different from court proceedings;

d.	The arbitrators’ award is not required to include factual findings or legal reasoning; and

e.	A Party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

9.2	Arbitration Agreement. Any controversy between the Parties arising out of this Agreement shall be submitted to arbitration and conducted before FINRA Dispute Resolution before a panel of three arbitrators and in accordance with FINRA rules. Arbitration must be commenced by service upon the other Party of a written demand for arbitration or a written notice of intention to arbitrate. Proceedings and hearings will take place in New York, New York. Both Parties waive any right that either of them may have to institute or conduct litigation or arbitration in any other forum or location, or before any other body. Arbitration is final and binding on both Parties. An award rendered by the arbitrator(s) may be entered in any court of applicable jurisdiction over the Parties. Each party shall bear its own expenses, including legal fees and disbursements, and the costs of that arbitrator shall be borne one half by each party. Each party shall choose one arbitrator and the chosen arbitrators shall select the third arbitrator; provided that if the chosen arbitrators are unable to select the third arbitrator, such arbitrator shall be selected in accordance with the rules of FINRA. An award rendered by the arbitrator(s) shall be selected in any court of applicate jurisdiction of the Parties.

10	GENERAL TERMS AND CONDITIONS

10.1	Compliance with Law. Each Party shall comply with any Legal Requirement applicable to the performance of its obligations hereunder.

10.2	Non-exclusive ODB Relationship. ODB reserves the right, without obligation or liability to the Issuer, to market and provide either directly, through other parties, or through any other type of distribution channel, services to others that are the same as or similar to the Services.

10.3	No Agency. Neither Party is an agent, representative, or partner of the other Party. Neither Party shall have any right, power, or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability for, or to otherwise bind the other Party. This Agreement shall not be interpreted or construed to create an association, joint venture, co-ownership, co-authorship, or partnership between the Parties or to impose any partnership obligation or liability upon either Party.

10.4	Amendments and Modifications. No change, amendment, or modification of any provision of this Agreement will be valid unless set forth in writing and signed by the Parties.

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10.5	Assignment. Issuer shall not assign, sublicense, or otherwise transfer this Agreement or any right, interest, or benefit hereunder, except by operation of law, without the prior written consent of ODB, which consent may be withheld in ODB’s sole discretion. ODB shall have the right to assign, sublicense, or otherwise transfer this Agreement or any right, interest, or benefit hereunder, including an assignment by operation of law, to any affiliate of ODB that is properly authorized under applicable Law to provide the Services by giving notice to Issuer within thirty (30) days of any of the actions listed herein. In the event ODB merges with or is otherwise combined with another registered broker dealer, upon reasonable notice, this Agreement shall automatically transfer to the successor of ODB provided such transfer does not materially prejudice the Issuer.

10.6	Governing Law. This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the State of New York, except with respect to the choice of law provisions therein or to the extent inconsistent with FINRA Rules applicable to an arbitration proceeding under Section 9 above.

10.7	No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement, or to exercise any right under this Agreement, shall not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather the same shall be and remain in full force and effect.

10.8	Notice. Any notice required or permitted under this Agreement shall be in writing and delivered to the receiving Party’s principal place of business as set forth on the signature block to this Agreement in a manner contemplated in this Section and addressed to the attention of its General Counsel, Chief Compliance Officer, or equivalent. Notice shall be deemed duly given (a) if delivered by hand, when received; (b) if transmitted by email, upon confirmation that the entire document has been successfully received; (c) if sent by recognized overnight courier service, on the business day following the date of deposit with such courier service so long as the deposit was made by that overnight courier service’s deadline or on the second business day following the date of deposit if after that overnight courier service’s deadline; or (d) if sent by certified mail, return receipt requested, on the third business day following the date of deposit in the United States mail.

10.9	Entire Agreement. This Agreement and the Schedules hereto and incorporated herein by reference constitute the entire agreement between the Parties and supersede any and all prior agreements or understandings between the Parties with respect to the subject matter hereof. Neither Party shall be bound by, and each Party specifically objects to, any term, condition, or other provision or other condition which is different from or in addition to the provisions of this Agreement (whether or not it would Materially alter this Agreement) and which is proffered by the other Party in any purchase order, correspondence, or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

10.10	Severability; Survival. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, such provision shall be deemed to be restated to reflect as closely as possible the original intentions of the Parties in accordance with applicable Law, and the remainder of this Agreement shall remain in full force and effect. All provisions herein that by their terms or intent are to survive the termination of this Agreement shall so survive, specifically including Sections 3, 5, 6, 7 and 9.

10.11	Headings. The headings used in this Agreement are for convenience only and are not to be construed to have legal significance.

10.12	Third Parties. This Agreement is between the Parties hereto and is not intended to confer any benefits on third Parties including, but not limited to, Investors.

10.13	Force Majeure. Neither Party will be liable for delay or default in the performance of its obligations under this Agreement if such delay or default is caused by conditions beyond its reasonable control, including, but not limited to, fire, flood, accident, earthquakes, telecommunications line failures, storm, acts of war, riot, acts of terrorism, government interference, strikes and/or walk-outs. For the avoidance of doubt, the COVID-19 pandemic does not constitute a force majeure event. In addition, ODB shall not be responsible for downtime or other problems with any website, including the ODB website, caused by any public or third-party private network, including the Internet or any communications carrier network, or computer hardware or software problems regardless of whether they arise in the ordinary course of business or constitute extraordinary events.

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This Agreement contains an arbitration agreement.

IN WITNESS HEREOF, the Parties hereto have caused this Agreement to be executed by duly authorized officers or representatives as of the Effective Date.

ODB:	OPENDEAL BROKER LLC DBA THE CAPITAL R

By: /s/ Gerard Visci
Gerard Visci, Chief Compliance Officer
Address: 1345 Avenue of the Americas, Floor 15, New York, NY 10105

Issuer:	RYSE Inc.

By: /s/ Trung Pham
Trung Pham, Chief Executive Officer
Address: 20 Camden St. Suite 200 Toronto, Ontario M5V1 1V1 Canada
Email Address: trung@helloryse.com

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SCHEDULE A – Private Securities and Internet Sites Used for Offering Such Securities

1.	Description of the Securities and the registration exemptions such Securities are offered under.

Common Stock, Regulation A+

2.	URLs for Internet Sites Used for directing potential Investor to the Offering of such Securities or N/A:

N/A

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SCHEDULE B-1 – Private Placement Platform

Pursuant to Section 2.1 of the Agreement, ODB agrees to provide, perform, or make available the following to Issuer:

1.	Execution of Private Securities. After the Issuer has successfully closed on an Investor’s subscription, ODB will, in the ordinary course and consistent with ODB’s policies and procedures as in existence from time to time, provide technical services to allow the Issuer to execute and deliver evidence of the Private Securities to the relevant Investor.

2.	Use of the ODB Private Placements Platform. ODB will make tools available to Issuer for the Issuer to perform, or ODB to perform on behalf of Issuer, the following activities with respect to the Private Placements Platform:

a.	display information regarding the Offering as provided and instructed by the Issuer or an agent of the Issuer, including, but not limited to, the number of units of the Private Securities available, price, and terms provided ODB shall not update such Offering information more frequently than every sixty (60) calendar days unless there has been a Material change requiring such;

b.	enable Investors to view such documents as the Issuer has created and determined to make available to potential investors relating to the Private Securities, including, but not limited to, an offering circular or a private placement memorandum and subscription agreement or other similar offering materials;

c.	provide Issuer with Investors’ (i) information relating to their qualifications to purchase the Private Securities and (ii) completed subscription requests;

d.	verify that an Investor has the appropriate status to purchase the Private Securities based on the status requirements specified by the Issuer on the Private Placement Platform (in connection with such verification, ODB relies solely on the information or documents with respect to net worth or income as provided by such Investor to ODB, on the representation of verified status from a certified public accountant, licensed attorney, or other person reasonably capable of providing such attestation, or such other third party services that ODB reasonably believes can provide such verification. ODB cannot and will not represent or warrant that such information or documents are accurate or complete, and disclaims liability for any determination by ODB of such status in reliance on such information, documents, or representations to the extent that ODB has a reasonable belief that it has relied in good faith on such information or attestation or service); ODB will provide a mechanism for the Issuer to review, accept, or reject subscribers to its offering;

e.	provide Investors with a mechanism to view the status of their subscription and the date that the issuer has set for cash required for closing;

f.	record identifying information regarding Investors and their holdings; and

g.	provide services that allow an Investor to send consideration for the Private Securities either to an escrow agent (in which case a separate escrow fee agreement between such escrow agent or other payments processor and the Parties must be entered in to) or directly to the Issuer, as determined by the Parties provided in the event consideration is sent to an escrow agent, unless waived by ODB, closings shall (i) occur no more frequently than every twenty eight (28) calendar days and (ii) when no less than (A) $50,000 is dispersible (if the Offering is conducted pursuant to Reg D or S), (B) $100,000 is dispersible (if the Offering is conducted pursuant to Reg A/A+) or (C) such other amount mutually agreed to by ODB and Issuer.

3.	Broker Services. ODB will provide the following additional services, as required:

a.	To the extent that there are Investors in Alabama, Arizona, Florida, New Jersey, North Dakota, Texas, Washington, or any other state in which the Issuer would be required to register as an “Issuer Dealer” prior to making any offers or sales in such state, ODB will act as accommodating broker of record with respect to sales of the Private Securities in those states; and

b.	review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the Issuer, vis a vis KYC and AML standards, as to whether or not to accept an investor’s subscription for Private Securities.

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SCHEDULE B-2 – Obligations of Issuer in Connection with Services

Notwithstanding the Services as provided under the Agreement, Issuer is solely responsible for maintaining all records of Private Securities and for maintaining accurate and complete records of the aggregate total units of Private Securities sold and redeemed by Issuer through the ODB Private Placements Platform. Pursuant to its obligations, Issuer shall:

1.	based upon the data, documents, and materials (“collectively the “Books and Records”) provided by ODB or an Affiliate of ODB, or contracted third-party vendor from time to time, maintain an accurate and complete record on its official books and records of the number of units (which may be in aggregate if permitted by Law) of Private Securities held by Investors;

2.	maintain an accurate and complete record on its official books and records of the number of units of Private Securities, if any, held by ODB for ODB’s own benefit, or if certificated, deliver to ODB an original, duly issued, and outstanding unit certificate in the name of “ODB Capital Corporation” in an amount equal to the number of units of Private Securities held by ODB;

3.	provide ODB, pursuant to such methods as ODB may reasonably require, with the details of, and all monies associated with any dividend, interest, principal, or other payment due to Investors and a detailed record of the recipients and amounts to be credited thereto, along with any tax reporting codes, in a manner required by ODB from time to time in order for ODB to credit Investors with such payments on a timely basis and to produce relevant tax documentation therefrom (it is agreed that Issuer shall produce or cause to be produced by third parties on behalf of Issuer, at Issuer’s expense, any Schedule K-1’s or similar documents for delivery by ODB to Investors), and;

4.	provide to ODB, in such form and at such time as ODB may reasonably request, a copy of any documentation, memoranda, agreements, or other documents or information that ODB believes is necessary for it to satisfy any filing, reporting, or other applicable legal requirements it may have relating to the custody of the Private Securities.

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SCHEDULE C – Services Specifically NOT Provided

Notwithstanding anything to the contrary contained in these Schedules or this Agreement, unless otherwise specifically agreed to in this Agreement or in a separate written agreement between the Parties, the following services specifically are NOT provided by ODB or any Affiliate of ODB under this Agreement:

1.	No Investment Banking, Underwriting, Advice, or Advisory Service. ODB is not providing investment banking or underwriter services to Issuer, acting as an underwriter or selling group member, and has no role in the issuance of the Private Securities. ODB is not providing any advice or advisory services in connection with the Services as set forth in Schedule B, is not recommending the Private Securities or the Offering, and is not making any suitability determinations with respect to any Investor. ODB is not committing to and does not intend to purchase any of the Private Securities for its own account or that of an Affiliate.

2.	No Approval of Issuer Content. ODB is not preparing, endorsing, adopting, or approving in any way any offering memoranda or other offering documents, SEC, state, or other regulatory filings, or any sales or marketing material or Issuer Content, specifically including any Issuer Sites, or any other material or Content of any kind wherever they may appear except to the extent that such websites, material, or Content specifically reference the ODB Name, ODB Branding, ODB Content, or descriptive materials about the Services, and then only to the extent of such references, and specifically not including other portions of such website or materials, provided ODB reserves the right to reject Issuer Content it deems non-compliant.

3.	No Setting, Reviewing, or Guaranteeing of Price, Tax, or Other Data. ODB is not setting, calculating, creating, approving, endorsing, adopting, reviewing, recommending, or guaranteeing any price for the Private Securities or giving any opinion with respect to the accuracy, reliability, or completeness of any data or information about the Private Securities appearing on a Private Placements Platform or elsewhere. ODB is relying on the Issuer for all such data and information. ODB is not preparing or calculating any tax statements or documentation on behalf of Issuer, specifically including Schedule K-1s, except for those tax documents normally and usually included as part of a brokerage account (including, but not limited to, 1099s).

4.	No Offering of Issuer Securities. Except with respect to acting as accommodating broker in accordance with the provisions of Schedule B-1 of this Agreement, ODB is not selling, distributing, offering for sale or marketing, or participating in any sale, distribution, offer, or marketing, in any way the Private Securities under this Agreement.

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SCHEDULE D – Fees and Other Costs

1)	Cash Commission. Six percent (6.0%) of the dollar value of the securities issued to Investors pursuant to each Offering at the time of closing (the “Cash Commission”).

2)	Securities Commission. ODB will be entitled to a Securities commission (the “Securities Commission”) equivalent to one percent (1.0%) of the dollar value of the securities issued to Investors pursuant to each Offering at the time of closing. ODB will comply with Lock-Up Restriction required by FINRA Rule 5110(e)(1), not selling, transferring, assigning, pledging, or hypothecating, or subjecting such to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Securities Commission for a period of 180 days beginning on the date of commencement of sales of the public equity offering with respect to the Securities Commission, unless FINRA Rule 5110(e)(2) applies. Pursuant to FINRA Rule 5110(g), ODB will not accept a Securities Commission in options, warrants, or convertibles which violates 5110(g) including, but not limited to, (a) is exercisable or convertible more than five (5) years from the commencement of sales of the public offering; (b) has more than one demand registration right at the issuer's expense; (c) has a demand registration right with a duration of more than five (5) years from the commencement of sales of the public offering; (d) has a piggyback registration right with a duration of more than seven (7) years from the commencement of sales of the public offering; (e) has anti-dilution terms that allow the participating members to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (f) has anti-dilution terms that allow the participating members to receive or accrue cash dividends prior to the exercise or conversion of the security. Notwithstanding the foregoing, the Issuer agrees that the Securities Commission shall be assignable, even if such assignment otherwise violates the standard terms of such Securities Commission, at ODB’s sole discretion, at any time, including before the issuance of the Securities Commission, to its Affiliates. For the avoidance of doubt, no further Issuer consent is required to effect or memorialize the foregoing.

3)	Fee for Termination Prior to Closing. If after ODB has setup an Offering to be displayed on the Private Placements Platform and the Issuer has met the minimum investment amount necessary to perform a closing, and the Issuer cancels or decides not to pursue the offering prior to the final closing of the Offering, the Issuer shall immediately pay to ODB the greatest of (a) $25,000; (b) all out of pocket costs incurred by ODB in enabling the Offering to be listed on the Private Placements Platform; or (c) a dollar amount equal to the Cash Commission listed in section 1 of this Schedule D based upon the dollar value of the maximum amount of securities that is offered under the Offering; except that if circumstances beyond the control of the Issuer make a closing impossible, then this Fee for Termination Prior to Closing will not apply. For the avoidance of doubt, if the Issuer has not made such best efforts and a closing is possible but the Issuer then terminates an Offering, such fee shall apply provided that no fee shall be due under this provision in the event termination is for cause due to ODB’s uncured breach.

4)	Termination Fees. For terminations pursuant to Sections 8.2, 8.3(a) or 8.4(a), Issuer shall at the date of termination pay the greater of (a) $25,000, or (b) the current number of Investors of Private Securities as established at the time of termination or transition, multiplied by $25, provided that no Termination Fee shall be due under this provision in the event termination is for cause due to ODB’s uncured breach. The Issuer Parties shall be jointly and severally liable for any Termination Fees.

5)      Reserved.

6)      Reserved.

7)	Payment Processing Fees. The cumulative fee for all Escrow Agent and payment processing services shall be passed through to the Issuer from those fees charged by any bank utilized by the ODB Site, BitPay Inc., Stripe Inc., and any other payment processor mutually agreed to by ODB and the Issuer. They are approximately two percent (2.0%) of the Offering’s proceeds.

8)      Reserved.

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